Exhibit 99.1

6705 Rockledge Drive, Suite 900 Bethesda, MD 20817-1850 (301) 581-0600	News Release

FOR IMMEDIATE RELEASE	Contact:	Shawn M. Guertin
Chief Financial Officer
(301) 581-5701

John Stelben
Investor Relations
(301) 581-5729

Coventry Health Care Reports Record Fourth Quarter Earnings of $1.01 per Diluted Share

Re-affirms 2005 EPS Guidance of $4.43 to $4.53

Bethesda, Maryland (February 22, 2005) — Coventry Health Care, Inc. (NYSE: CVH) today reported operating results for the quarter ended December 31, 2004. Operating revenues totaled $1.38 billion for the quarter, a 13.2% increase over the fourth quarter of 2003. Net earnings were $91.8 million, or $1.01 per diluted share, a 31.7% increase over net earnings for the fourth quarter of 2003 and 32.9% on a per diluted share basis. For the twelve months ended December 31, 2004, total revenues were $5.31 billion, a 17.1% increase over 2003, with net earnings of $3.72 per diluted share, a 35.3% increase over 2003.

        “I am pleased to report our 26th consecutive quarter of increased profitability,” said Dale B. Wolf, chief executive officer of Coventry. “In addition to outstanding operating results, the Omnicare acquisition was closed and is fully integrated into Coventry’s operating and financial platforms. We also announced the First Health acquisition, which we subsequently closed on January 28, 2005. The fourth quarter results demonstrate the strength of our traditional health plan business which, combined with the new First Health businesses, provides an outstanding platform for continued profitable growth.”

Financial Highlights

  4th Quarter Membership Up 5.3% over the prior year quarter
  4th Quarter Revenues Up 13.2% over the prior year quarter
  4th Quarter EPS Up 32.9% over the prior year quarter
  4th Quarter Operating Margin of 9.7%, Up 120 basis points over the prior year quarter
  4th Quarter Annualized Return on Equity of 31.7%

Fourth Quarter Highlights:

  Membership. As of December 31, 2004, Coventry had a total of 2.51 million members, an increase of 126,000 members, or 5.3%, over the prior year quarter and an increase of 63,000 members over the prior quarter. Organic member growth for the quarter was slightly positive bringing the full year total to 2.7%.

  Commercial Rate Increases. Commercial risk yields rose to $231 PMPM (per member per month) in the quarter, an increase of 10.3% over the prior year quarter. The Company continues to expect the 2005 commercial risk yield increase, net of benefit buydowns, to be in the range of 10.0% to 11.0%.

  Medical Loss Ratio (MLR). MLR was 80.4% for the quarter, a 50 basis point improvement over the prior year quarter, primarily driven by Medicare results. MLR for the year was 80.5%, a 70 basis point improvement over 2003 primarily driven by commercial and Medicare results.

  Selling, General & Administrative (SG&A) Expenses. SG&A expenses were 11.3% of operating revenues for the quarter, a 30 basis point improvement over the prior quarter and a 60 basis point improvement over the prior year quarter. Full year controllable SG&A (total SG&A less broker commissions and premium taxes) expenses PMPM of $16.40 declined $0.03 or 0.2% versus the prior year.

  Balance Sheet. Cash and investments grew to $1.73 billion during the quarter, up $321.8 million from prior year-end. Net Premium Accounts Receivable of $104.9 million represent 7.0 days of sales outstanding (DSO) with the commercial only DSO running at 6.0 days. Days in Claims Payable (DCP) were 55.8 compared to the prior quarter of 57.0. Reduction in DCP was primarily due to the effort to reduce large dollar claim inventory in advance of year-end and January open enrollment activities.

  Cash Flow. Cash flow from operations for the fourth quarter was $106.6 million as compared to net income of $91.8 million. Cash flow from operations for the twelve months ended December 31, 2004 was $453.9 million as reported, and $492.4 million when adjusted for the timing of CMS premium payments, as compared to year-to-date net income of $337.1 million. Due to a change implemented by CMS in the timing of premium payments, cash flow from operations in 2004 included only 11 CMS premium payments versus 12 payments that are normally expected. Coventry received the twelfth payment in early January 2005.

First Health Update

        “I am encouraged thus far with our integration efforts,” said Dale B. Wolf, chief executive officer of Coventry. “We have developed and begun implementation of detailed action plans that will enable us to achieve our financial goals, compete more effectively, and grow profitably across all business lines. While a great deal of work needs to be done, we have identified and are moving forward on a clear path to accomplish these goals.”

  PPO Network. Efforts are underway to improve First Health provider contracts in existing Coventry health plan markets. In addition, re-contracting of physician fee schedules in other markets has commenced. These efforts are designed to improve the attractiveness of existing First Health networks in order to grow fee-based revenues through retention of existing and attraction of new customers.

  Membership. Mail Handlers Benefit Plan (MHBP) membership guidance is provided below. Actual membership results for the entire FEHB business as well as the Corporate/National Accounts business will be provided beginning with our first quarter 2005 results and on a quarterly basis thereafter.

  Revenue Guidance. Overall revenue for 2005 for the First Health businesses is expected to be between $885 million and $905 million on a full year basis. Due to the timing of the closing on January 28, 2005, Coventry expects to realize approximately 11/12 of the full year estimate in calendar year 2005 results. This timing adjustment also applies to the First Health business specific guidance provided below.

  Federal Employees Health Benefits (FEHB). As a result of the January 2005 open enrollment period, the Mail Handlers Benefit Plan (MHBP) enrollment is expected to be approximately 260,000 contracts or a reduction of approximately 13% from the fourth quarter of 2004. As expected, there was significant shift from the high option to the standard option benefit plan. This result is consistent with Coventry’s pre-acquisition expectations. Total revenue in 2005 is expected to be between $220 million and $230 million on a full year basis.

  Corporate/ National Accounts. Total revenue in 2005 for Corporate/National Accounts is expected to be between $155 million and $165 million on a full year basis.

  Network Rental. Total revenue in 2005 for the Network Rental business is expected to be between $95 million and $105 million on full year basis.

  Workers’ Compensation. Total revenue in 2005 for the Workers’ Compensation business is expected to be between $215 million and $225 million on a full year basis.

  Medicaid/Public Sector. Total revenue in 2005 for the Medicaid/Public Sector business is expected to be between $185 million and $195 million on a full year basis.

Overall 2005 Guidance Details

Q1 2005 Guidance

  Total Revenues of $1.56 billion to $1.59 billion
  Earnings per share (EPS) on a diluted basis of $1.05 to $1.07

2005 Guidance

  Risk revenues in the range of $5.80 billion to $5.90 billion
  Management services revenues of $875.0 million to $925.0 million
  Medical loss ratio (MLR%) of 80.5% to 81.5% of risk revenues
  Selling, general, and administrative expenses (SG&A) of $1.15 billion to $1.17 billion
  Depreciation and amortization expense of $85.0 million to $95.0 million
  Investment income of $42.0 million to $45.0 million
  Interest expense of $56.0 million to $60.0 million
  Tax rate of 36.8 % to 37.3%
  Diluted share count of 106.5 million to 108.5 million shares
  Earnings per share (EPS) on a diluted basis of $4.43 to $4.53

    Mr. Wolf will host a conference call at 8:30 a.m. EST on Tuesday, February 22, 2005. To listen to the call, dial (888) 283-6901, or for international callers, (719) 955-1564. Callers will be asked to identify themselves and their affiliations. The conference call will also be broadcast over the internet at www.cvty.com. Coventry asks participants on both the call and webcast to review and be familiar with its filings with the SEC. A replay of the call will be available for one week at (888) 203-1112, or for international callers, (719) 457-0820. The access code is 454475.

    This press release may contain forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties, including those described in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC, and Coventry’s Registration Statement on Form S-4, as filed with the SEC on November 9, 2004 and amended on December 23, 2004.

    Coventry Health Care is a national managed health care company based in Bethesda, Maryland operating health plans, insurance companies, network rental / managed care services companies, and worker’s compensation services companies. Coventry provides a full range of risk and fee-based managed care products and services, including HMO, PPO, POS, Medicare Advantage, Medicaid, Worker’s Compensation and Network Rental to a broad cross section of employer and government-funded groups, government agencies, and other insurance carriers and administrators in all 50 states as well as the District of Columbia and Puerto Rico. More information is available on the Internet at www.coventryhealth.com and www.firsthealth.com.

COVENTRY HEALTH CARE, INC HEALTH PLAN MEMBERSHIP (Amounts in thousands)
	December 31, 2004	September 30, 2004	December 31, 2003
Membership by Market:
Delaware	102	103	104
Georgia	73	76	80
Illinois – Central	87	87	75
Iowa	66	66	96
Kansas City	209	210	222
Louisiana	76	76	73
Michigan	62	0	0
Nebraska	50	50	48
North Carolina	119	120	118
Pennsylvania	740	736	694
St. Louis	495	495	470
Utah	187	184	169
Virginia	169	166	155
West Virginia	74	77	79

	2,509	2,446	2,383

Membership by Product:
Risk membership:
Commercial	1,483	1,487	1,510
Medicare	69	68	65
Medicaid	397	333	324

Total risk membership	1,949	1,888	1,899
Non–risk membership	560	558	484

Total Membership	2,509	2,446	2,383

COVENTRY HEALTH CARE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in thousands, except per share data)
	Quarters Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)
Operating revenues:
Managed care premiums	$ 1,355,070	$ 1,197,561	$ 5,198,599	$ 4,442,445
Management services	29,110	25,745	113,370	92,698

Total operating revenues	1,384,180	1,223,306	5,311,969	4,535,143

Operating expenses:
Medical costs	1,089,035	969,258	4,185,895	3,607,289
Selling, general and administrative	156,096	145,900	611,801	543,478
Depreciation and amortization	4,681	4,755	17,602	18,179

Total operating expenses	1,249,812	1,119,913	4,815,298	4,168,946

Operating earnings	134,368	103,393	496,671	366,197
Operating earnings percentage of total revenues	9.7%	8.5%	9.4%	8.1%

Senior notes interest expense, net	3,581	3,581	14,301	15,051
Other income, net	12,039	10,803	44,621	41,918

Earnings before income taxes	142,826	110,615	526,991	393,064
Provision for income taxes	51,060	40,927	189,874	142,919

Net earnings	$ 91,766	$ 69,688	$ 337,117	$ 250,145

Net earnings per share, basic	$ 1.04	$ 0.78	$ 3.83	$ 2.84
Net earnings per share, diluted	$ 1.01	$ 0.76	$ 3.72	$ 2.75

Weighted average shares outstanding, basic	88,635	88,945	88,126	88,113
Weighted average shares outstanding, diluted	90,773	91,701	90,589	90,765

COVENTRY HEALTH CARE, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands)
	December 31, 2004	September 30, 2004	December 31, 2003
		(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$ 417,636	$ 398,853	$ 253,331
Short–term investments	349,722	287,141	101,191
Accounts receivable, net	104,924	91,523	89,766
Other receivables, net	47,070	52,240	45,335
Deferred income taxes	37,368	35,698	36,255
Other current assets	16,307	8,670	8,089

Total current assets	973,027	874,125	533,967
Long–term investments	960,379	949,099	1,051,400
Property and equipment, net	32,193	29,917	33,085
Goodwill	280,615	281,328	281,183
Other intangible assets, net	38,491	26,154	27,447
Other long–term assets	55,895	57,171	54,654

Total assets	$ 2,340,600	$ 2,217,794	$ 1,981,736

Liabilities and Stockholders’ Equity:
Current liabilities:
Medical liabilities	$ 660,475	$ 646,277	$ 597,190
Accounts payable and other accrued liabilities	211,809	198,139	183,781
Deferred revenue	59,536	72,720	73,909

Total current liabilities	931,820	917,136	854,880
Senior notes	170,500	170,500	170,500
Other long–term liabilities	25,854	26,065	27,358

Total liabilities	1,128,174	1,113,701	1,052,738
Stockholders’ Equity:
Total stockholders’ equity	1,212,426	1,104,093	928,998

Total liabilities and stockholders’ equity	$ 2,340,600	$ 2,217,794	$ 1,981,736

COVENTRY HEALTH CARE, INC. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Amounts in thousands) (unaudited)
	Quarter Ended December 31,2004	Twelve Months Ended December 31, 2004
Cash flows from operating activities:
Net earnings	$ 91,766	$ 337,117
Depreciation and amortization	4,681	17,602
Amortization of deferred compensation	4,544	15,488
Changes in assets and liabilities:
Accounts receivable, net	(13,401)	(15,158)
Medical claims liabilities	14,198	63,285
Accounts payable and accrued liabilities	18,590	46,782
Deferred revenue	(13,184)	(14,373)
Other operating activities	(610)	3,162

Net cash flows from operating activities	106,584	453,905

Cash flows from investing activities:
Capital expenditures, net	(7,158)	(14,972)
Payments for investments, net of sales and maturities	(81,826)	(186,985)
Payments for acquisitions, net of cash acquired	(5,877)	(6,852)

Net cash flows from investing activities	(94,861)	(208,809)

Cash flows from financing activities:
Proceeds from issuance of stock	7,299	16,184
Payments for repurchase of stock	(239)	(96,842)
Payments for fractional shares from stock split	––	(133)

Net cash flows from financing activities	7,060	(80,791)

Net change in cash and cash equivalents for current period	18,783	164,305
Cash and cash equivalents at beginning of period	398,853	253,331

Cash and cash equivalents at end of period	$ 417,636	$ 417,636

Cash and Investments:
Cash and cash equivalents	$ 417,636	$ 417,636
Short–term investments	349,722	349,722
Long–term investments	960,379	960,379

Total cash and investments	$ 1,727,737	$ 1,727,737

COVENTRY HEALTH CARE, INC. SELECTED OPERATING STATISTICS (Excluding charges)
	Total 2004	Q4 2004	Q3 2004	Q2 2004	Q1 2004	Total 2003	Total 2002
Revenue PMPM
Commercial	226.59	231.36	228.36	224.56	222.08	206.08	183.80
Medicare	695.96	707.74	698.82	693.74	683.12	629.52	593.29
Medicaid	145.23	153.43	143.87	140.61	141.49	139.69	137.54
Management Fees	17.10	17.37	16.68	17.06	17.28	17.86	17.71

Medical PMPM
Commercial	179.21	181.17	182.12	177.19	176.36	164.59	152.12
Medicare	579.92	592.51	541.55	579.18	607.02	527.84	509.60
Medicaid	126.88	136.98	122.86	122.80	122.98	122.25	115.58

MLR %
Commercial	79.1%	78.3%	79.8%	78.9%	79.4%	79.9%	82.8%
Medicare	83.3%	83.7%	77.5%	83.5%	88.9%	83.8%	85.9%
Medicaid	87.4%	89.3%	85.4%	87.3%	86.9%	87.5%	84.0%

Total	80.5%	80.4%	80.1%	80.3%	81.3%	81.2%	83.3%

SGA % of revenues	11.5%	11.3%	11.6%	11.6%	11.6%	12.0%	12.2%
SGA PMPM	20.81	20.78	21.05	20.86	20.54	20.60	19.56

Claims Statistics
Claims Inventory		149,263	143,645	161,212	142,080	128,556	146,842
Inventory Days on Hand		1.6	1.5	1.7	1.5	1.2	2.0
Total Medical Liabilities (000’s)		$ 660,475	$ 646,277	$ 644,652	$ 645,017	$ 597,190	$ 558,599
Total Days in Medical Liabilities		55.80	56.99	56.96	57.33	56.69	66.79

Member Growth
Same Store	64,000	1,000	(12,000)	27,000	48,000	157,000	51,000
Acquisition	62,000	62,000	0	0	0	191,000	143,000